Exhibit 10.1

SECOND AMENDMENT

          SECOND AMENDMENT, dated as of March 5, 2012 (this “Second Amendment”), to the Employment Agreement, dated as of October 14, 2009, as amended by a First Amendment, dated as of February 14, 2011 (collectively, the “Agreement”), between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and JAMES E. MEYER (the “Executive”).

WITNESSETH:

          WHEREAS, the Company and the Executive jointly desire to amend certain provisions of the Agreement in the manner provided for in this Second Amendment;

          NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises contained herein, the Company and the Executive hereby agree as follows:

          1. Amendment to Section 6 (Termination) of the Agreement. The first sentence of Section 6(d)(ii) of the Agreement is hereby amended by deleting such sentence in its entirety and replacing such sentence with the following:

          “(ii) The Executive may elect to resign from his employment with the Company during the Term for other than Good Reason, due to Scheduled Retirement. For purposes hereof, “Scheduled Retirement” means the voluntary retirement from employment hereunder of the Executive during the period from May 1, 2013 through May 31, 2013; provided that the Executive provides the Company with a prior written notice of his resignation on April 1, 2013 under this Section 6(d)(ii); and provided, further, that the Executive’s employment is not terminated for Cause prior to May 31, 2013 (such notice by the Executive, a “Retirement Notice”).”

          2. Stock Option Agreement. In order to effectuate the intent of this Second Amendment, the Executive and the Company agree that any references to the term Employment Agreement in the Amended and Restated Stock Option Agreement, dated February 14, 2011, between the Company and the Executive and the Stock Option Agreement, dated October 14, 2009, shall mean the Employment Agreement as amended from time to time, including by this Second Amendment.

          3. No Other Amendments. Except as expressly amended, modified and supplemented by this Second Amendment, the provisions of the Agreement are and shall remain in full force and effect.

          4. Governing Law. This Second Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

          5. Counterparts. This Second Amendment may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

          6. Entire Agreement. This Second Amendment represents the entire agreement of the Company and the Executive with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the parties hereto relative to the subject matter hereof not expressly set forth or referred to herein.

          IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SIRIUS XM RADIO INC.

By:	/s/ Dara F. Altman

Dara F. Altman
Executive Vice President and
Chief Administrative Officer

/s/ James E. Meyer

James E. Meyer